Exhibit 99.1

         THE SOUTH FINANCIAL GROUP ANNOUNCES FIRST QUARTER 2005 EARNINGS

        Highlights include 14.5% annualized loan growth, 17.2% annualized noninterest-bearing deposit growth, and improved credit quality measures.

    GREENVILLE, S.C., April 18 /PRNewswire-FirstCall/ -- The South Financial Group, Inc. (Nasdaq: TSFG) today reported first quarter 2005 net income of $34.6 million, or $0.47 per diluted share, compared with $32.3 million, or $0.53 per diluted share, for the first quarter of 2004. First quarter 2005 operating earnings, which exclude non-operating items, totaled $33.3 million, or $0.46 per diluted share, compared with $28.5 million, or $0.47 per diluted share, for the first quarter of 2004.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20000424/TSFGLOGO )
    "We had another very productive quarter with favorable trends in our loans, deposits, several noninterest income areas, and key credit quality measures," said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "Our 14.5% annualized loan growth and 17.2% annualized noninterest-bearing deposit growth were significant improvements over the fourth quarter, and continue to compare favorably with our peers."

    Whittle continued, "Like many banks, we experienced increased pricing competition on loans and deposits, and lower service charges on deposit accounts. Plus, first quarter followed a quarter that had unusually low loan growth. In the second quarter, we should benefit from our strong first quarter earning asset growth and initiatives we have implemented to enhance our service charge income on deposit accounts. Additionally, we are taking steps to minimize our interest rate sensitivity through this period of increased pricing competition and change in customer preferences."

    "For the remainder of 2005, we're confident we can build on the favorable trends we saw in the quarter. Our prospects for continued growth in deposits and loans have never been better. We are also optimistic that we will begin to see meaningful improvement in net loan charge-offs as our key credit quality metrics have shown improvement over the last two years. In addition, we are confident of our ability to improve our noninterest income as we continue to implement our plans to enhance performance in this category. By way of example, we added experienced mortgage and wealth management leadership to our team during the first quarter of this year. The new leaders of these units are identifying opportunities to increase the number of revenue-producers as well as increasing the level of production per producer."

    Double-Digit Loan and Deposit Growth
    During the first quarter of 2005, the annualized organic loan growth (i.e., the percentage change in the end of period loans held for investment, excluding acquired loans) accelerated to 14.5%, up from 6.2% annualized for the fourth quarter of 2004 on a comparable organic basis. Growth in the loans was concentrated in commercial loans and reflected an increasing percentage of variable rate loans. During the first quarter of 2005, variable rate loans constituted approximately 85% of the total new commercial loans added.

    TSFG has a strong history of demonstrating its ability to produce strong organic loan growth. Organic loan growth totaled 16% and 12% for the years ended December 31, 2004 and 2003, respectively. During the last nine quarters, organic loan growth on a sequential quarter annualized basis ranged from a low of 6% to a high of 20% and exceeded double-digits six times.

    For the first quarter of 2005, noninterest-bearing deposits grew at a 17.2% annualized rate. TSFG's total deposit growth was widespread throughout its markets, with nine of its 12 banking markets reaching double-digit annualized growth rates.

    Solid Credit Quality Measures
    TSFG's key credit quality indicators continued to improve this quarter. Nonperforming assets as a percentage of loans held for investment and foreclosed property at March 31, 2005 was 0.58%, a meaningful improvement from 0.69% at December 31, 2004 and 1.05% at March 31, 2004. TSFG's nonperforming asset ratio has continued to improve every quarter since December 31, 2002 -- which is nine consecutive quarters. Net loan charge-offs as a percentage of average loans held for investment totaled 0.45% for the first quarter of 2005, compared with 0.50% for the fourth quarter of 2004 and 0.42% for the first quarter of 2004.

    As a result of the improved credit quality indicators, the allowance for loan losses provided higher coverage of nonperforming loans, increasing to 2.49 times at March 31, 2005 from 2.15 times at December 31, 2004 and 1.42 times at March 31, 2004. For the quarter, provision for loan losses exceeded net loan charge-offs by $1.8 million.

    Building Foundation for Revenue Growth; Efficiency Remains Favorable
    TSFG grew total revenues to $129.6 million for the first quarter of 2005, compared with $120.0 million for the fourth quarter of 2004. First quarter 2005 total revenue included $1.9 million in gains on available for sale securities (including equity investments), and fourth quarter 2004 total revenue included a non-cash $10.4 million impairment charge and $1.8 million in gains on available for sale securities (including equity investments). Excluding these non-operating items, total operating revenue (tax-equivalent net interest income plus operating noninterest income) declined modestly to $129.0 million for the first quarter of 2005, compared with $129.8 million for the fourth quarter of 2004. The decline in total operating revenues was attributable to a decrease in net interest income and a reduction in noninterest income. There were two fewer days in the first quarter of 2005, compared with the fourth quarter of 2004, which contributed to the reduction in both net interest income and fee income. Lower service charges on deposit accounts was the primary reason for the decrease in noninterest income.

    First quarter 2005 net interest income of $103.9 million declined $664,000 compared with the fourth quarter of 2004, due to a lower net interest margin and two fewer calendar days partially offset by a 15.8% annualized increase in average earning assets. The net interest margin for the first quarter of 2005 contracted 8 basis points to 3.31% from 3.39% in the fourth quarter of 2004. The margin contraction was due primarily to a narrower spread on newly-originated assets, growth in the securities portfolio, and shift in the mix of deposits.

    Excluding gains on available for sale securities (including equity investments) and the fourth quarter of 2004 non-cash impairment charge, operating noninterest income totaled $23.8 million, compared with $24.0 million for the fourth quarter of 2004. TSFG experienced double-digit annualized noninterest income growth, collectively, in debit card income, customer service fees, brokerage, mortgage banking, and merchant processing income, with first quarter 2005 results increasing by $1.0 million over the prior quarter. However, the improvements in these areas were offset by a decline of $1.0 million in service charges on deposit accounts, primarily due to fewer customer overdrafts and two fewer calendar days in the quarter.

    During the first quarter, TSFG made important strides in further developing its fee-based businesses. These moves included hiring two executives to oversee the mortgage banking operations for the mortgage units of Carolina First Bank and Mercantile Bank, as well as an executive to oversee the newly-created wealth management group. TSFG's wealth management group includes trust, brokerage, insurance, private banking, and its benefit plan and pension processing company, American Pensions, Inc.

    TSFG continues to demonstrate its commitment to produce revenue efficiently. TSFG's GAAP efficiency ratio improved to 51.3% for the first quarter of 2005 from 57.2% in the fourth quarter of 2004 and 51.5% in the first quarter of 2004. TSFG's operating efficiency ratio totaled 51.9%, compared with 50.9% for the fourth quarter of 2004 and 51.4% for the first quarter of 2004.

    Expansion in Fee-Based Businesses and High-Growth Florida
    TSFG recently completed the acquisition of a Florida wealth management/insurance firm and entered into an agreement in principle to acquire another Florida commercial insurance agency, all in furtherance of its commitment to increase noninterest income levels.

    On April 4th, TSFG acquired the Koss Olinger group of companies based in Gainesville, Florida. Koss Olinger began operations over 35 years ago and is one of North Florida's premier wealth management firms focusing on wealth creation and preservation for individuals with net worths exceeding $5 million and income levels in excess of $300,000. It also has a substantial insurance agency operation. Koss Olinger will continue doing business under its name and plans to significantly expand its customer base through its affiliation with TSFG.

    In April, TSFG entered into an agreement in principle to acquire a Florida-based commercial insurance broker. This pending acquisition will mark TSFG's fourth insurance acquisition and its second in Florida. This insurance agency has been in business over 20 years and focuses primarily on property and casualty insurance. TSFG expects to close the acquisition in the second quarter of 2005. Combined, Koss Olinger and the Florida insurance company are expected to add approximately $6 million in annual revenue and be accretive to earnings per share.

    On February 11th, the shareholders of Pointe Financial Corporation ("Pointe") approved the previously-announced acquisition by TSFG. Pointe, headquartered in Boca Raton, Florida, is expected to complement TSFG's existing locations in the Broward/Miami-Dade/Palm Beach county areas by adding approximately $315 million in deposits, $302 million in loans, and 10 additional banking locations and by improving TSFG's market presence in South Florida. This acquisition is expected to close in May 2005.

    General Information
    The South Financial Group is a financial services company, headquartered in Greenville, South Carolina with approximately $14.7 billion in total assets and 155 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates two subsidiary banks. Carolina First Bank, the largest South Carolina-based commercial bank, operates in North Carolina, South Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in select Florida markets. CIO magazine recognized The South Financial Group among its "Agile 100" companies in information technology for 2004. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: http://www.thesouthgroup.com .

    Conference Call / Webcast Information
    The South Financial Group will host a conference call on Monday, April 18th at 10:00 a.m. (ET) to discuss the first quarter 2005 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. TSFG will also provide supplemental financial information in the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

     Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-314-8301 or 1-402-220-3853.

    Webcast: To gain access to the webcast, which will be "listen-only," please go to http://www.thesouthgroup.com under the Investor Relations tab and click on the link "Webcast/The South Financial Group 1st Quarter Earnings Conference Call." For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 2, 2005.

     Explanation of TSFG's Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

    This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The attached financial highlights provide reconciliations between GAAP net income and net income excluding merger-related costs and other non-operating items (such as gain or losses on asset sales, early extinguishment of debt, impairment charges, and non-operating expenses). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a "cash operating basis." The economic substance of non-operating and "cash operating basis" items is clearly defined.

    TSFG's management uses these non-GAAP measures in its analysis of TSFG's performance and believes presentations of financial measures excluding merger-related costs and these non-operating items provide useful supplemental information, a clearer understanding of TSFG's financial performance, and better reflect TSFG's core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG's ratios, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors' understanding of TSFG's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.

    The limitations associated with utilizing operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating measures. These disclosures should not be considered an alternative to GAAP.

    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, return goals, expected financial results for mergers, estimates of merger synergies and merger-related charges, credit quality assessment, the risks of changes in interest rates and effects of future economic conditions and market performance. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Annual Report on Form 10-K for the year ended December 31, 2004. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
             (dollars in thousands, except share data) (unaudited)

                                                                                      % Change 3/31/05 vs.
                                                  Three Months Ended               (Annualized)
                                      ------------------------------------------   ---------------------------
                                         3/31/05       12/31/04        3/31/04       12/31/04        3/31/04
                                      ------------   ------------   ------------   ------------   ------------
TOTAL REVENUE (1)
GAAP                                  $    129,644   $    119,966   $    111,304           32.7%          16.5%
Operating (2)                              129,025        129,797        101,877           (2.4)          26.6

EARNINGS
GAAP earnings                         $     34,559   $     25,822   $     32,293          137.2%           7.0%
Operating earnings                          33,280         37,047         28,473          (41.2)          16.9
Cash operating earnings                     34,490         38,218         29,306          (39.6)          17.7

DILUTED SHARE DATA
Average common shares
 outstanding                            73,021,005     72,832,859     60,809,470            1.0%          20.1%
GAAP earnings                         $       0.47   $       0.35   $       0.53          139.0          (11.3)
Operating earnings                            0.46           0.51           0.47          (39.8)          (2.1)
Cash operating earnings                       0.47           0.52           0.48          (39.0)          (2.1)

PERFORMANCE RATIOS
 (Annualized)
RETURN ON AVERAGE
 ASSETS:
GAAP earnings                                 0.98%          0.75%          1.20%
Operating earnings                            0.94           1.08           1.06
Cash operating earnings
 on average tangible
 assets                                       1.02           1.16           1.13

RETURN ON AVERAGE
 EQUITY:
GAAP earnings                                 9.95           7.39          13.03
Operating earnings                            9.58          10.60          11.49
Cash operating earnings
 on average tangible
 equity                                      17.54          19.60          18.30

NET INTEREST MARGIN
 (tax-equivalent)                             3.31           3.39           3.39

NONINTEREST INCOME AS A
 % OF TOTAL REVENUE (3):
GAAP                                         19.86          12.84          26.31
Operating (2)                                18.44          18.49          18.57

EFFICIENCY RATIOS (4):
GAAP                                         51.30          57.22          51.45
Operating (2)                                51.92          50.89          51.41
Cash operating (2)                           50.52          49.49          50.24

RECONCILIATION OF GAAP
 TO NON-GAAP MEASURES
NET INCOME, AS REPORTED
 (GAAP)                               $     34,559   $     25,822   $     32,293          137.2%           7.0%
Non-operating items:
 Gain on sale of
  available for sale
  securities                                  (234)          (499)        (5,214)
 Gain on equity
  investments                               (1,711)        (1,267)        (2,810)
 Gain on disposition of
  assets and liabilities                         -              -         (2,350)
 Employment contract
  (reversals) payments                         (37)           965            (59)
 Merger-related costs                          305          1,627            177
 Charitable contribution
  to foundation                                683              -              -
 Conservation grant of
  land                                           -              -          3,350
 (Gain) loss on early
  extinguishment of debt                    (1,428)             -          1,429
 Related income taxes                          747           (293)         1,657
 Impairment of perpetual
  preferred stock                                -         10,367              -
 Discontinued
  operations, net of
  income tax                                   396            325              -
OPERATING EARNINGS (net
 income, excluding
 non-operating items)                       33,280         37,047         28,473          (41.2)          16.9
Add: Amortization of
 intangibles, net of
 income tax                                  1,210          1,171            833
CASH OPERATING EARNINGS
 (net income, excluding
 non-operating items and
 amortization of
 intangibles)                         $     34,490   $     38,218   $     29,306          (39.6)          17.7

(1)  The sum of net interest income and noninterest income.
(2) Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
(4) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: http://www.thesouthgroup.com .

                THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                                                                      % Change 3/31/05 vs.
                                                                                   (Annualized)
                                                                                   ---------------------------
                                         3/31/05       12/31/04        3/31/04       12/31/04        3/31/04
                                      ------------   ------------   ------------   ------------   ------------
CREDIT QUALITY
Nonaccrual loans -
 commercial (1)                       $     32,329   $     38,015   $     50,282          (60.7)%        (35.7)%
Nonaccrual loans -
 consumer                                    2,901          2,312          2,397          103.3           21.0
Nonaccrual loans -
 mortgage (2)                                4,333          4,755              -          (36.0)           n/m
Restructured loans                               -              -              -              -              -
 Nonperforming loans                        39,563         45,082         52,679          (49.6)         (24.9)
Foreclosed property
 (other real estate
 owned and personal
 property
 repossessions) (3)                          9,416         10,894         10,203          (55.0)          (7.7)
  Nonperforming assets                      48,979         55,976         62,882          (50.7)         (22.1)
Nonperforming loans as
 a % of loans held for
 investment                                   0.47%          0.56%          0.88%
Nonperforming assets
 as a % of loans held
 for investment and
 foreclosed property (3)                      0.58           0.69           1.05
Allowance for loan
 losses as a % of
 loans HFI                                    1.18           1.20           1.25
Allowance for loan
 losses to
 nonperforming loans                          2.49 x         2.15 x         1.42 x
Impaired loans (1)                    $     25,654   $     28,836   $     50,282          (44.8)         (49.0)
Specific allowance for
 impaired loans                              5,247         11,129         12,739         (214.3)         (58.8)
Loans past due 90 days
 or more (mortgage and
 consumer with
 interest accruing)                          1,816          3,764          4,269         (209.9)         (57.5)
Net loan charge-offs
 (three months ended)                        9,190         10,229          6,138          (41.2)          49.7
Average loans held for
 investment (three
 months ended)                           8,263,252      8,058,301      5,836,599
Net loan charge-offs
 as a % of average
 loans held for
 investment (three
 months ended,
 annualized)                                  0.45%          0.50%          0.42%

CAPITAL RATIOS
Total risk-based
 capital                                     10.96          11.21          12.50
Tier 1 risk-based
 capital                                      9.35           9.53          10.54
Leverage ratio                                7.30           7.39           7.68
Tangible equity to
 tangible assets                              5.49           5.99           6.40

SHARE DATA
Book value per common
 share                                $      19.29   $      19.66   $      17.21           (7.6)%         12.1%
Tangible book value
 per common share                            10.77          11.08          11.31          (11.3)          (4.8)
Shares outstanding                      71,757,924     71,252,346     59,599,431            2.9           20.4

STOCK PERFORMANCE
Market price per share
 of common stock                      $      30.54   $      32.53   $      29.59          (24.8)%          3.2%
Indicated annual
 dividend                                     0.64           0.64           0.60              -            6.7
Dividend yield                                2.10%          1.97%          2.03%
Price/book ratio                              1.58 x         1.65 x         1.72 x
Market
 capitalization                       $  2,191,487   $  2,317,839   $  1,763,547          (22.1)          24.3

OPERATIONS DATA
Branch offices                                 155            154            134            2.6%          15.7%
ATMs                                           146            145            123            2.8           18.7
Employees (full-time
 equivalent)                                 2,336          2,308          1,910            4.9           22.3
Active internet
 banking customers                          72,991         66,046         44,239           42.6           65.0

(1) At March 31, 2005 and December 31, 2004, these credit quality indicators (nonaccrual loans - commercial and impaired loans) included $6.7 million and $4.7 million, respectively, in restructured loans.

(2) Effective September 30, 2004, residential mortgage loans were placed in nonaccrual status as they become 150-days delinquent. Previously, these loans were not placed in nonaccrual status (unless impairment was evident), but any associated accrued interest was reserved.

(3) Prior to September 30, 2004, personal property repossessions were not included in the definition of foreclosed property. At March 31, 2004, personal property repossessions totaled $722,000.

                 THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                                                                      % Change 3/31/05 vs.
                                                  Three Months Ended               (Annualized)
                                      ------------------------------------------   ---------------------------
                                         3/31/05       12/31/04        3/31/04       12/31/04        3/31/04
                                      ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT
Interest income (tax-
 equivalent)                          $    171,575   $    161,269   $    117,961           25.9%          45.5%
Interest expense                            66,348         55,474         34,998           79.5           89.6
 Net interest income
  (tax-equivalent)                         105,227        105,795         82,963           (2.2)          26.8
Less: tax-equivalent
 adjustment                                  1,326          1,230            947           31.7           40.0
 Net interest income                       103,901        104,565         82,016           (2.6)          26.7
Provision for loan
 losses                                     10,962         10,829          7,722            5.0           42.0
 Net interest income
  after provision for
  loan losses                               92,939         93,736         74,294           (3.4)          25.1

NONINTEREST INCOME:
Customer fee income                         10,923         11,671          9,599          (26.0)          13.8
Brokerage and trust
 income                                      2,268          1,972          2,123           60.9            6.8
Mortgage banking income                      1,487          1,412          1,555           21.5           (4.4)
Bank-owned life
 insurance                                   2,761          2,598          2,290           25.4           20.6
Merchant processing
 income                                      2,038          1,681          2,013           86.1            1.2
Insurance income                             1,286          1,351          1,022          (19.5)          25.8
Gain (loss) on trading
 and derivative
 activities                                    904          1,076         (1,369)         (64.8)         166.0
Other                                        2,131          2,241          1,681          (19.9)          26.8
 Operating noninterest
  income (noninterest
  income, excluding
  non-operating items)                      23,798         24,002         18,914           (3.4)          25.8
Gain on sale of
 available for sale
 securities                                    234            499          5,214            n/m            n/m
Gain on equity
 investments                                 1,711          1,267          2,810            n/m            n/m
Impairment of perpetual
 preferred stock                                 -        (10,367)             -            n/m            n/m
Gain on disposition of
 assets and liabilities                          -              -          2,350            n/m            n/m
Non-operating
 noninterest income                          1,945         (8,601)        10,374            n/m            n/m
  Total noninterest
   income                                   25,743         15,401         29,288          272.3          (12.1)

NONINTEREST EXPENSES:
Personnel expense                           33,638         33,642         25,833              -           30.2
Occupancy                                    6,099          5,780          5,072           22.4           20.2
Furniture and equipment                      5,533          5,763          4,615          (16.2)          19.9
Professional fees                            2,527          2,280          1,648           43.9           53.3
Merchant processing
 expense                                     1,632          1,358          1,559           81.8            4.7
Telecommunications                           1,326          1,346          1,145           (6.0)          15.8
Amortization of
 intangibles                                 1,806          1,814          1,195           (1.8)          51.1
Other                                       14,426         14,074         11,307           10.1           27.6
 Operating noninterest
  expenses (noninterest
  expenses, excluding
  non-operating items)                      66,987         66,057         52,374            5.7           27.9
Employment contract
 (reversals) payments                          (37)           965            (59)           n/m            n/m
Merger-related costs                           305          1,627            177            n/m            n/m
Charitable contribution
 to foundation                                 683              -              -            n/m            n/m
Conservation grant of
 land                                            -              -          3,350            n/m            n/m
(Gain) loss on early
 extinguishment of debt                     (1,428)             -          1,429            n/m            n/m
Non-operating
 noninterest expenses                         (477)         2,592          4,897            n/m            n/m
  Total noninterest
   expenses                                 66,510         68,649         57,271          (12.6)          16.1
Income before income
 taxes and discontinued
 operations                                 52,172         40,488         46,311          117.0           12.7
Income tax expense                          17,217         14,341         14,018           81.3           22.8
Discontinued operations,
 net of income tax                            (396)          (325)             -          (86.9)           n/m
  Net income                          $     34,559   $     25,822   $     32,293          137.2%           7.0%

SHARE DATA:
Net income per common
 share, basic                         $       0.48   $       0.36   $       0.55          135.2%         (12.7)%
Net income per common
 share, diluted                               0.47           0.35           0.53          139.0          (11.3)
Cash dividends declared
 per common share                             0.16           0.16           0.15              -            6.7
Average common shares
 outstanding, basic                     71,376,085     70,910,845     59,214,344            2.7           20.5
Average common shares
 outstanding,
 diluted                                73,021,005     72,832,859     60,809,470            1.0           20.1

                THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
              (dollars in thousands, except share data) (unaudited)

                                                                                      % Change 3/31/05 vs.
                                                                                   (Annualized)
                                                                                   ---------------------------
                                         3/31/05       12/31/04        3/31/04       12/31/04        3/31/04
                                      ------------   ------------   ------------   ------------   ------------
BALANCE SHEET
 (Period End)
Cash and due from
 banks                                $    219,968   $    199,847   $    220,636           40.8%          (0.3)%
Interest-bearing
 bank balances                               5,793          4,669          1,048           97.6          452.8
Federal funds sold                               -              -          4,477            n/m            n/m
Securities                               4,833,811      4,310,088      3,866,120           49.3           25.0
Loans held for sale                         23,958         21,302         15,850           50.6           51.2
Loans held for
 investment                              8,398,360      8,107,757      5,986,684           14.5           40.3
Allowance for loan
 losses                                    (98,690)       (96,918)       (74,871)           7.4           31.8
  Net loans                              8,323,628      8,032,141      5,927,663           14.7           40.4
Premises and
 equipment, net                            178,044        170,648        144,860           17.6           22.9
Intangible assets                          611,921        611,450        352,003            0.3           73.8
Other assets                               511,715        460,971        357,827           44.6           43.0
 Total assets                         $ 14,684,880   $ 13,789,814   $ 10,874,634           26.3%          35.0%

Noninterest-bearing
 deposits                             $  1,290,427   $  1,237,877   $    924,753           17.2%          39.5%
Interest-bearing
 deposits                                6,864,148      6,427,660      5,120,577           27.5           34.1
  Total deposits                         8,154,575      7,665,537      6,045,330           25.9           34.9
Federal funds
 purchased and
 repurchase
 agreements                              1,724,813      1,583,495      1,115,432           36.2           54.6
Other short-term
 borrowings                                 36,312         43,516         43,986          (67.1)         (17.4)
Long-term debt                           3,197,287      2,962,143      2,524,966           32.2           26.6
Other liabilities                          187,494        134,520        119,099          159.7           57.4
 Total liabilities                      13,300,481     12,389,211      9,848,813           29.8           35.0
Shareholders' equity                     1,384,399      1,400,603      1,025,821           (4.7)          35.0
 Total liabilities
  and shareholders'
  equity                              $ 14,684,880   $ 13,789,814   $ 10,874,634           26.3%          35.0%

BALANCE SHEET
 (Averages - Three
 Months Ended)
Total assets                          $ 14,290,435   $ 13,694,853   $ 10,825,717           17.6%          32.0%
Intangible assets                         (610,914)      (614,507)      (352,449)          (2.4)          73.3
 Tangible assets                        13,679,521     13,080,346     10,473,268           18.6           30.6

Loans                                    8,283,500      8,071,632      5,855,050           10.6           41.5
Securities (excludes
 unrealized gains
 (losses) on
 available for
 sale securities)                        4,592,887      4,342,378      3,986,351           23.4           15.2
Total earning assets                    12,906,414     12,422,343      9,852,476           15.8           31.0
Interest-bearing
 liabilities                            11,520,317     10,974,606      8,863,773           20.2           30.0
Total deposits                           7,955,507      7,773,699      5,940,292            9.5           33.9

Shareholders' equity                     1,408,509      1,390,092        996,494            5.4           41.3
Intangible assets                         (610,914)      (614,507)      (352,449)          (2.4)          73.3
 Tangible equity                           797,595        775,585        644,045           11.5           23.8

SOURCE  The South Financial Group, Inc.
    -0-                             04/18/2005
     /CONTACT: Timothy K. Schools, EVP Corporate Development of The South Financial Group, Inc., +1-864-255-8980/
    /First Call Analyst: /
    /FCMN Contact: /
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    /Web site:  http://www.thesouthgroup.com